Exhibit 21

Subsidiaries of the Registrant

The following table provides a listing of the direct and indirect operating subsidiaries of the Registrant as of December 31, 2015, the percent of voting stock held by the Registrant, and the jurisdiction of incorporation or organization in which each subsidiary was incorporated or organized.

Subsidiaries of the Registrant	Jurisdiction of Incorporation or Organization	Percentage Voting Stock Held by Registrant

Farmers Bank & Capital Trust Company	Kentucky	100%
United Bank & Trust Company	Kentucky	100%
First Citizens Bank	Kentucky	100%
Citizens Bank of Northern Kentucky, Inc.	Kentucky	100%
FCB Services, Inc.	Kentucky	100%
FFKT Insurance Services, Inc.	Kentucky	100%
Farmers Capital Bank Trust I	Delaware	100%
Farmers Capital Bank Trust II	Delaware	100%
Farmers Capital Bank Trust III	Delaware	100%

Farmers Bank Realty Co.[1]	Kentucky
EG Properties, Inc.[1]	Kentucky
Farmers Capital Insurance Corporation[1]	Kentucky
Austin Park Apartments, LTD[2]	Kentucky
Frankfort Apartments II, LTD[3]	Kentucky
ENKY Properties, Inc.[4]	Kentucky
EGT Properties, Inc.[5]	Kentucky
WCO, LLC[6]	Kentucky
HBJ Properties, LLC[7]	Kentucky

1A wholly-owned subsidiary of Farmers Bank.
[2]Farmers Bank has a 99% limited interest in this partnership.
[3]Farmers Bank has a 99.9% limited interest in this partnership.
4A wholly-owned subsidiary of Citizens Northern.
5A wholly-owned subsidiary of United Bank.
6EG holds a 93.4% member interest and EGT holds a 6.6% member interest.
7A wholly-owned subsidiary of First Citizens Bank.